News Release

Northern Pass Will Now Go Under Roadways in Treasured Areas, Including White Mountain National Forest

Forward NH Plan Answers Region’s Clean Energy Needs

and Delivers $3 Billion in New Hampshire Benefits

PITTSFIELD, New Hampshire (August 18, 2015) – Eversource Energy today unveiled its Forward New Hampshire Plan, including significant changes to its Northern Pass project. The new plan includes a commitment to bury a total of 60 miles of the line, eliminating potential view impacts in and around the White Mountain National Forest, the Appalachian Trail, Franconia Notch and surrounding areas. The project will use new cable technology and be reduced to 1,000 megawatts, which will enable the substantial underground construction in roadways to be completed safely and cost-effectively.

“We have listened to the concerns voiced in New Hampshire about our previous proposal,” said Bill Quinlan, President of Eversource Operations in New Hampshire. “What we heard loud and clear was that the project must provide direct benefits, and must address concern over views, especially in the most treasured areas of our state. Our new plan provides New Hampshire with unparalleled opportunities, and addresses the issue of view shed in a balanced way, while maintaining the fundamental promise of Northern Pass to deliver clean, reliable, and economically priced power to New Hampshire and New England.”

In the coming years, the historic Forward NH plan will deliver more than $3 billion in direct economic benefits to the Granite State, which will host the project, and will help address the region's dire need for new, diverse and reliable energy supplies, substantially lowering carbon emissions and reducing customers' energy costs.

“The plan we are announcing today represents a balanced solution, providing unique and significant benefits for New Hampshire, while helping the entire region address the acute need for new, clean energy resources,” said Quinlan. “It will enable our businesses and homeowners to count on a reliable supply of electricity at prices that will be stable and competitive for decades to come.”

Quinlan outlined the new plan against the backdrop of Globe Manufacturing, the Pittsfield, New Hampshire-based maker of fire safety apparatus. Manufacturers in the state and region have been hard-hit by New England’s constrained energy supply and volatile pricing, which the Forward NH Plan will help ease by delivering $80 million a year in energy cost savings to New Hampshire customers.

  “We need thoughtful, balanced solutions, solutions that bring us the energy we need, diversify our sources of energy, deliver clean energy to replace older technologies, and provide real benefits for our state,” said Don Welch, President of Globe Manufacturing. “As a businessman and New Hampshire native – I see this plan as the right solution at the right time. It’s a plan I hope New Hampshire will rally to support.”

The announcement today follows more than a year of discussions with a variety of stakeholders, including neighbors of the proposed line, municipalities, businesses and environmental organizations. It

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 also is consistent with the routes studied by the US Department of Energy in its recently issued Draft Environmental Impact Statement (DEIS).  The DEIS considers the project’s initial proposal, as well as a number of alternatives.

The new route, combined with the Forward NH Plan, ensures that the state will benefit significantly, including the employment of New Hampshire workers. "The Northern Pass project is critical to Coös County and northern New Hampshire because it will provide a much needed boost to our struggling economy,” said former State Senator John Gallus of Berlin. “The project’s support to hundreds of local jobs and opportunity for countless local small businesses, millions of dollars in new local taxes and countless other economic benefits are critical to our local communities and providing opportunity for those that live in the region.”

Core Elements of the Forward NH Plan:

Modified Route:  The proposal includes a revised 192-mile route that eliminates potential visual impacts in the treasured White Mountain National Forest, Franconia Notch area, and along the Appalachian Trail by undergrounding an additional 52 miles of transmission lines in public roadways and eliminating more than 400 structures.  With this change, Northern Pass will now have a total of 60 miles of underground construction, making it the largest installation of underground DC cable in North America.  More than 80 percent of the project will be located along existing transmission corridors or underground in public roadways.

In addition, other engineering and design changes have been made to further address view concerns, including lowering structure heights, modifying structure designs, and working with property owners to address individual issues.

Lower Energy Costs:  With the addition of this new clean energy supply added to the region’s energy market, New Hampshire customers will realize $800 million in savings over the first 10 years of operation through lower wholesale power costs.  Energy costs for all New Hampshire business and residential consumers will drop by about $80 million annually, with additional savings for Eversource customers in New Hampshire through a 20-year firm power purchase agreement (PPA) with Hydro-Québec to deliver 100 MW of clean, economically priced energy.

Forward NH Fund:  A $200 million “Forward NH Fund” will be dedicated to support important initiatives in tourism, economic development, community investment, and clean energy innovation, with an emphasis on North Country opportunities.  For example, the fund will be used to enable power grid upgrades that will improve the North Country electric system capacity by up to 100 MW, removing constraints to existing small scale renewable energy (e.g., wind, hydro, and biomass).

Jobs, Taxes & Economic Growth: The new route creates tremendous economic opportunities for the state including 2,400 jobs during construction, $30 million in annual local, county and state taxes, and a more than $2 billion increase in New Hampshire’s economic activity.  Eversource’s previously announced Energy Jobs Partnership ensures that hiring for project positions will go first to New Hampshire workers and contractors, and a first-of-its-kind training program will provide New Hampshire electrical worker apprentices with hands on experience.  In addition, the project has already pledged $7.5 million dollars to the Coös County Job Creation Fund, with $200,000 in early funding provided this year.

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Clean Energy & Natural Resources:  As New Hampshire and New England move toward a cleaner energy future, renewable hydropower from Canada will play an increasingly important role.  The power provided by Northern Pass will reduce carbon emissions in the region by up to 3 million metric tons a year – the equivalent of taking more than 600,000 cars off the road.  Eversource has also established Partners for NH Fish and Wildlife, a $3 million grant program with the National Fish and Wildlife Foundation, and is allocating 5,000 acres of land in the North Country for mixed use activities, including recreation, economic development, and natural resource preservation.

With the benefit of substantial input from key stakeholders and insights from the DEIS, the Forward NH Plan represents a balanced energy solution that is respectful of New Hampshire’s people and natural resources, provides a lower cost of energy and other substantial economic benefits, and is financially viable.  In the coming weeks, Eversource will present the details of the Forward NH Plan to the communities along the route, answer questions, and discuss the benefits of the project before filing the necessary application with the NH Site Evaluation Committee this fall.   Eversource will continue to work with communities, homeowners and businesses to address individual view concerns throughout the permitting and construction phases of the project.

For more information about the new Northern Pass route and the Forward NH Plan, visit www.northernpass.us/forward-nh-press-kit.htm.

The Northern Pass Transmission project would deliver 1,000 megawatts of clean, renewable hydropower from the vast reserves of Hydro-Québec into the New England grid and offer unique economic and clean energy benefits to the state of New Hampshire.  The estimated $1.4 billion project has received its draft Environmental Impact Statement from the U.S. Department of Energy and will file its application with the New Hampshire Site Evaluation Committee this fall, with a target in-service date of spring, 2019. For more information, please visit our website and follow us on Twitter and Facebook.

Eversource (NYSE: ES) is New Hampshire's largest electric utility, serving more than 500,000 homes and businesses in 211 cities and towns. Eversource harnesses the commitment of its more than 8,000 employees across three states to build a single, united company around the mission of delivering reliable energy and superior customer service. For more information, please visit our website and follow us on Twitter and Facebook.

CONTACT:
Martin Murray, 603-634-2228
martin.murray@eversource.com

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